Exhibit 5.1

February 10, 2016

Cardica, Inc.

900 Saginaw Drive

Redwood City, CA 94063

Ladies and Gentlemen:

We have acted as counsel to Cardica, Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to (i) 5,291,169 shares of the Company’s Common Stock, $0.001 par value (the “Inducement Shares”), pursuant to the Company’s Inducement Plan (the “Inducement Plan”) and (ii) 6,000,000 shares of the Company’s Common Stock, $0.001 par value (the “2016 EIP Shares”) pursuant to the Company’s 2016 Equity Incentive Plan (the “2016 EIP”).

In connection with this opinion, we have examined the Registration Statement and related Prospectuses, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, the Inducement Plan, the 2016 EIP, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Inducement Shares and the 2016 EIP Shares, when sold and issued in accordance with the Inducement Plan and the 2016 EIP, respectively, and the Registration Statement and related Prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By: /s/ Nancy Wojtas

Nancy Wojtas